Exhibit No. EX-99(a)(3)

                             ARTICLES SUPPLEMENTARY

                                       TO

          ARTICLES OF AMENDMENT AND RESTATEMENT OF CHARTER, AS AMENDED

                                       OF

                         THE NOAH INVESTMENT GROUP, INC.

         THE NOAH INVESTMENT GROUP, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation") hereby certifies to the State Department of Assessments and Taxation of Maryland, in accordance with the requirements of Section 2-208 and 2-208.1 of Maryland General Corporation Law that:

         FIRST: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

         SECOND: The total number of shares of all classes of capital stock which the Corporation has authority to issue is Five Hundred Million (500,000,000) shares of common stock, having a par value of $0.001 per share (the "Common Stock") and having an aggregate par value of Five Hundred Thousand Dollars ($500,000).

         THIRD: In accordance with Section 2-105(c) of the Maryland General Corporation Law, and pursuant to a resolution duly adopted by the Board of Directors of the Corporation (the "Board") at a regular meeting of the Board held on July 10, 2001, the Board established and designated a single class of shares (hereafter referred to as a "series") of the Corporation's authorized shares of Common Stock as the "NOAH FUND" series.

         FOURTH: In accordance with Section 2-105(c) of the Maryland General Corporation Law, and pursuant to a resolution duly adopted by the Board at a regular meeting of the Board held on July 10, 2001, the Board allocated and classified One Hundred Million (100,000,000) shares of the Corporation's authorized Common Stock, including, but not limited to, all of the Corporation's Common Stock that is authorized, issued and outstanding at the time these Articles Supplementary are filed in the State of Maryland, to the "NOAH FUND" series .

         FIFTH: The shares of Common Stock allocated and classified as described above shall have all the rights and privileges as set forth in the Corporation's Articles of Amendment and Restatement of Charter, as amended, including such priority in the assets and liabilities of such series as may be provided in such Articles.

         IN WITNESS WHEREOF, The Noah Investment Group, Inc. has caused these presents to be signed in its name and on its behalf by its President and attested by its Assistant Secretary October 10, 2001.

         Attest:                                The Noah Investment Group, Inc.


         By /s/ Saralinda Orr                   By /s/ William L. Van Alen, Jr.
            -------------------------              -----------------------------
         Name:  Saralinda Orr                   Name:  William L. Van Alen, Jr.
         Title: Assistant Secretary             Title: President

         THE UNDERSIGNED, President of The Noah Investment Group, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary to the Articles of Amendment and Restatement of Charter, as amended, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of the Corporation, the foregoing Articles Supplementary to the Articles of Amendment and Restatement of Charter, as amended, to be the corporate act of the Corporation and further hereby certifies that, to the best of his knowledge, information and belief, the matters set forth therein with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.



                                                /s/ William L. Van Alen, Jr.
                                                --------------------------------
                                                Name:  William L. Van Alen, Jr.
                                                Title: President